Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following is a summary of the material terms of the Class A Ordinary Shares of Concorde International Group Ltd. (the “Company”, “we”, “us” or “our”), which are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This summary is not complete and is subject to, and qualified in its entirety by reference to, our second amended and restated memorandum of association (the “Memorandum”) and articles of association (the “Articles”), which are filed as exhibits to this report. We encourage you to read the Memorandum and the Articles and the applicable provisions of the BVI Business Companies Act (as amended) (the “BVI Act”) for additional information. As of the date of this report, we are authorized to issue up to a maximum of 350,000,000 shares with a par value of US$0.00001 each comprising (i) 250,000,000 Class A Ordinary Shares with a par value of US$0.00001 each (“Class A Ordinary Shares”); and (ii) 100,000,000 Class B Ordinary Shares with a par value of US$0.00001 each (“Class B Ordinary Shares”, together with Class A Ordinary Shares, “Ordinary Shares”).

As of December 31, 2025, there were 6,674,356 Class A Ordinary Shares and 20,311,112 Class B Ordinary Shares were issued and outstanding. As of the date of this report, we have 206,674,356 Class A Ordinary Shares and 20,311,112 Class B Ordinary Shares are issued and outstanding.

Type and Class of Securities

We are a BVI business company, and our affairs are governed by our Memorandum and Articles, as amended from time to time, and the BVI Act. We were incorporated under the laws of the British Virgin Islands on May 2, 2023. The original authorized shares of our Company was 50,000 Ordinary Shares, par value $1 per share with 1 share issued and outstanding at incorporation.

On March 14, 2024, we sub-divided, re-designated and reclassified the 50,000 authorized shares as below:

(i) 50,000 authorized shares were sub-divided to 5,000,000,000 shares of a single class each with a par value of US$0.00001.

(ii) 4,650,000,000 shares of US$0.00001 each were cancelled to reduce the number of shares to 350,000,000 shares of a single class each with a par value of US$0.00001.

(iii) 100,000,000 of such authorized shares with a par value of US$0.00001 each, including the 100,000 then issued shares of the Company, held by Swee Kheng Chua, were re-designated and re-classified as 100,000,000 Class B Ordinary Shares with a par value of US$0.00001 each, while the remaining 250,000,000 authorized shares with a par value of US$0.00001 each, none of which were then issued, were re-designated and re-classified as 250,000,000 Class A Ordinary Shares with a par value of US$0.00001 each.

We are currently authorized to issue up to a maximum of 350,000,000 shares with a par value of US$0.00001 each comprising (i) 250,000,000 Class A Ordinary Shares with a par value of US$0.00001 each; and (ii) 100,000,000 Class B Ordinary Shares with a par value of US$0.00001 each.

Ordinary Shares

General

All of our issued Ordinary Shares are fully paid and non-assessable. Certificates evidencing the Ordinary Shares are issued in registered form. Our shareholders who are non-residents of the BVI may freely hold and vote with their Ordinary Shares.

Holders of our Class A Ordinary shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. Other than in respect of voting and conversion, the Class A Ordinary Shares and the Class B Ordinary Shares carry equal rights and rank pari passu with one another, including the rights to dividends and other capital distribution.

Conversion

Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. Upon any direct or indirect sale, transfer, assignment or disposition of Class B Ordinary Shares or the direct or indirect transfer or assignment of the voting power attached to such number of Class B Ordinary Shares through voting proxy or otherwise by a holder thereof to any person or entity which is neither ultimately controlled by Swee Kheng Chua (the “Founder”) nor another holder of Class B Ordinary Shares or an Affiliate (as defined in the Articles) of such another holder, all Class B Ordinary Shares held by a holder thereof shall be automatically and immediately converted into an equal number of Class A Ordinary Shares. Upon any direct or indirect sale, transfer, assignment or disposition of a majority of the issued and outstanding voting securities of, or the direct or indirect transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the direct or indirect sale, transfer, assignment or disposition of all or substantially all of the assets of, a holder of Class B Ordinary Shares that is an entity to any person or entity which is neither ultimately controlled by the Founder nor another holder of Class B Ordinary Shares or an Affiliate (as defined in the Articles) of such another holder, all Class B Ordinary Shares held by a holder thereof shall be automatically and immediately converted into an equal number of Class A Ordinary Shares.

Distributions

The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of Directors subject to the BVI Act.

Voting rights

Any action required or permitted to be taken by the shareholders must be effected at a duly called general meeting of the shareholders entitled to vote on such action. At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each Class A Ordinary Share which such shareholder holds and one hundred (100) votes for each Class B Ordinary Share which such shareholder holds. Holders of Class A Ordinary Shares and holders of Class B Ordinary Shares shall, at all times, vote together as one class on all matters that require shareholders’ approval (other than in respect of separate general meetings of the holders of a class or series of shares).

Qualification

There is currently no shareholding qualification for directors.

Meetings

We must provide not less than seven days’ notice of all meetings of shareholders to those persons whose names appear as shareholders in the register of members on the date the notice is given and who are entitled to vote at the meeting. Our board of directors shall call a meeting of the shareholders upon the written request of shareholders holding at least thirty percent (30%) of the voting rights in respect of the matter for which the meeting is being requested. In addition, our board of directors may call a meeting of shareholders on its own motion. A meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least ninety percent (90%) of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver on his part.

At any meeting of shareholders, a quorum will be present if there are shareholders present in person or by proxy representing not less than 50% of the votes of Ordinary Shares entitled to vote on the resolutions to be considered at the meeting. Such a quorum may be represented by only a single shareholder or proxy. If no quorum is present within two hours of the start time of the meeting, the meeting shall be dissolved if it was requested by shareholders. In any other case, the meeting shall be adjourned to the next business day at the same time and place or to such other time and place as the board of directors may determine, and if shareholders representing not less than one-third of the votes of the Ordinary Shares entitled to vote on the matters to be considered at the meeting are present within one hour of the start time of the adjourned meeting, a quorum will be present. No business may be transacted at any general meeting unless a quorum is present at the commencement of business. If present, the chair of our board of directors shall be the chair presiding at any meeting of the shareholders. If the chair of our board of directors is not present, then the shareholders present shall choose a shareholder to chair the meeting of shareholders. If the shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in person or by proxy at the meeting shall preside as chairman.

A corporation that is a shareholder shall be deemed for the purpose of our Memorandum and Articles to be present in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Protection of minority shareholders

There are no provisions in the Articles of Association relating to the rights of minority shareholders in relation to fraud or oppression. However, certain remedies are available to shareholders of the Company under the BVI law as summarized below.

The BVI Companies Act contains various mechanisms to protect minority shareholders, including:

(i) Restraining or Compliance Orders: if a company or a director of a company engages in, or proposes to engage in or has engaged in, conduct that contravenes the BVI Act or the company’s memorandum and articles of association, the court may, on the application of a member or a director of the company, make an order directing the company or its director to comply with, or restraining the company or director from engaging in conduct that contravenes, the BVI Act or the company’s memorandum and articles of association;

(ii) Derivative Actions: the court may, on the application of a member of a company, grant leave to that member to:

(aa) bring proceedings in the name and on behalf of that company; or

(bb) intervene in proceedings to which the company is a party for the purpose of continuing, defending or discontinuing the proceedings on behalf of the company; and

(iii) Unfair Prejudice Remedies: a member of a company who considers that the affairs of the company have been, are being or are likely to be, conducted in a manner that is, or any acts of the company have been, or are, likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him, may apply to the court for an order and, if the court considers that it is just and equitable to do so, it may make such order as it thinks fit, including, without limitation, one or more of the following orders:

(aa) in the case of a shareholder, requiring the company or any other person to acquire the shareholder’s shares;

(bb) requiring the company or any other person to pay compensation to the member;

(cc) regulating the future conduct of the company’s affairs;

(dd) amending the memorandum or articles of association of the company;

(ee) appointing a receiver of the company;

(ff) appointing a liquidator of the company under section 159(1) of the Insolvency Act;

(gg) directing the rectification of the records of the company; and

(hh) setting aside any decision made or action taken by the company or its directors in breach of the BVI Companies Act or the company’s memorandum and articles of association.

(iv) Personal and Representative Actions: a member can bring an action against the company for a breach of a duty owed by the company to member in his capacity as a member. Where a member brings such an action and other members have the same (or substantially the same) action against the company, the court may appoint the first member to represent all or some of the members having the same interest and may make an order:

(aa) as to the control and conduct of the proceedings;

(bb) as to the costs of the proceedings; and

(cc) directing the distribution of any amount ordered to be paid by a defendant in the proceedings among the members represented.

The BVI Companies Act provides that any member of a company is entitled to payment of the fair value of their shares upon dissenting from any of the following:

(i) a merger, if the company is a constituent company, unless the company is the surviving company, and the member continues to hold the same or similar shares;

(ii) a consolidation, if the company is a constituent company;

(iii) any sale, transfer, lease, exchange or other disposition of more than 50% of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including:

(aa) a disposition pursuant to an order of the court having jurisdiction in the matter;

(bb) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interests within one (1) year after the date of disposition; or

(cc) a transfer pursuant to the power of the directors to transfer assets for the protection thereof;

(iv) a redemption of 10% or less of the issued shares of the company required by the holders of 90% or more of the shares of the company pursuant to the terms of the BVI Companies Act; and

(v) an arrangement, if permitted by the court.

Generally, any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the BVI or their individual rights as shareholders as established by the company’s memorandum and articles of association.

Pre-emptive rights

There are no pre-emptive rights applicable to the issue by us of new Ordinary Shares under either BVI law or our Memorandum and Articles.

Transfer of Ordinary Shares

Subject to the restrictions in our Memorandum and Articles, the lock-up agreements with the representative of the underwriters described in “Shares Eligible for Future Sale — Lock-Up Agreements” and applicable securities laws, any of our shareholders may transfer all or any of his or her Ordinary Shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. Our board of directors may resolve by resolution to refuse or delay the registration of the transfer of any Ordinary Shares.

Liquidation

The BVI court has authority under the Insolvency Act of the BVI to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

A BVI company may enter into voluntary liquidation under the BVI Companies Act if it has no liabilities or is able to pay its debts as they fall due and the value of its assets equals or exceeds its liabilities.

Calls on Ordinary Shares and forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least fourteen days prior to the specified time of payment. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture. For the avoidance of doubt, if the issued shares have been fully paid in accordance with the terms of its issuance and subscription, the board of directors shall not have the right to make calls on such fully paid shares and such fully paid shares shall not be subject to forfeiture.

Purchase or redemption of Ordinary Shares

Subject to the provisions of the BVI Act, the board of directors may purchase, redeem or otherwise acquire and hold its own shares on such terms and in such manner as may be determined by our Memorandum and Articles and subject to any applicable requirements imposed from time to time by, the BVI Act, the SEC, the Nasdaq Capital Market, or by any recognized stock exchange on which our securities are listed.

Modification of rights

All or any of the special rights attached to any class of shares may, subject to the provisions of the BVI Act, be amended only pursuant to consent in writing of all the holders of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of that class.

To every such separate general meeting all the provisions of the Articles relating to general meetings of shareholders shall, mutatis mutandis, apply, but so that:

(a) separate general meetings of the holders of a class or series of shares may be called only by (i) the chairman of the board of directors, or (ii) a majority of the entire board of directors (unless otherwise specifically provided by the terms of issue of the shares of such class or series);

(b) the necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be a person or persons (or in the case of a shareholder being a corporation, its duly authorized representative) together holding or representing by proxy not less than one-third in nominal or par value of the issued shares of that class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those shareholders who are present shall form a quorum);

(c) every holder of shares of the class shall be entitled (whether on show of hands or on a poll) to one vote for every such share held by him; and

(d) any holder of shares of the class present in person or by proxy or authorized representative may demand a poll.

Changes in the number of shares we are authorized to issue and those in issue

We may from time to time by a resolution of shareholders or resolution of our board of directors:

●	amend our Memorandum and Articles to increase or decrease the maximum number of shares we are authorized to issue;

●	subject to our Memorandum and Articles, sub-divide our authorized and issued shares into a larger number of shares than our existing number of shares; and

●	subject to our Memorandum and Articles, consolidate our authorized and issued shares into a smaller number of shares than our existing number of shares.

Untraceable shareholders

Our Memorandum and Articles contain no provision entitling us to sell the shares of a shareholder who is untraceable.

Inspection of books and records

Members of the general public, on a payment of a nominal fee, can inspect the public records of a company available at the office of the BVI Registrar of Corporate Affairs (the “Registrar”) which will include, inter alia, the company’s certificate of incorporation, its memorandum and articles of association (with any amendments) and the records of license fees paid to date.

A director of a BVI company may, on giving reasonable notice, inspect (and make copies of) the documents and records of a BVI company without charge and at a reasonable time specified by the director.

A member of a BVI company may, on giving written notice to a BVI company, inspect the company’s memorandum and articles of association, the register of members, the register of directors and the minutes of meetings and resolutions of members and of those classes of members of which he is a member.

Subject to any provision to the contrary in the company’s memorandum and articles of association, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a member to inspect any document, or part of a document, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records. The directors shall, as soon as reasonably practicable, notify a member of any exercise of such powers. Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to the BVI court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

A company shall keep minutes of all meetings of directors, members, committees of directors and committees of members and copies of all resolutions consented to by directors, members, committees of directors and committees of members. The books, records and minutes required by the BVI Companies Act shall be kept at the office of the BVI registered agent of the company or at such other place as the directors determine. See “Where You Can Find More Information.”

Rights of non-resident or foreign shareholders

There are no limitations imposed by our Memorandum and Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional Ordinary Shares

Our Memorandum and Articles authorizes our board of directors to issue additional Ordinary Shares from authorized but unissued Ordinary Shares, to the extent available, from time to time as our board of directors shall determine.

Certain BVI Company Considerations

Differences in Corporate Law

The BVI Act and the laws of the BVI affecting BVI companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the BVI applicable to us and, for illustrative purposes only, the Delaware General Corporation Law (the “DGCL”), which are applicable to us and the companies incorporated in the state of Delaware and their shareholders.

Mergers and similar arrangements

Under the BVI Act, two or more BVI companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent BVI company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders. One or more BVI companies may also merge or consolidate with one or more companies incorporated under the laws of jurisdictions outside the BVI, if the merger or consolidation is permitted by the laws of the jurisdictions in which the companies incorporated outside the BVI are incorporated. In respect of such a merger or consolidation a BVI company is required to comply with the provisions of the BVI Act and a company incorporated outside the BVI is required to comply with the laws of its jurisdiction of incorporation.

Shareholders of BVI companies not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum association or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

Under Delaware law each corporation’s board of directors must approve a merger agreement. The merger agreement must state, among other terms, the terms of the merger and method of carrying out the merger. This agreement must then be approved by the majority vote of the outstanding stock entitled to vote at an annual or special meeting of each corporation, and no class vote is required unless provided in the certificate of incorporation.

Delaware permits an agreement of merger to contain a provision allowing the agreement to be terminated by the board of directors of either corporation, notwithstanding approval of the agreement by the stockholders of all or any of the corporations (1) at any time prior to the filing of the agreement with the Secretary of State or (2) after filing if the agreement contains a post-filing effective time and an appropriate filing is made with the Secretary of State to terminate the agreement before the effective time. In lieu of filing an agreement of merger, the surviving corporation may file a certificate of merger, executed in accordance with Section 103 of the DGCL. The surviving corporation is also permitted to amend and restate its certification of incorporation in its entirety. The agreement of merger may also provide that it may be amended by the board of directors of either corporation prior to the time that the agreement filed with the Secretary of State becomes effective, even after approval by stockholders, so long as any amendment made after such approval does not adversely affect the rights of the stockholders of either corporation and does not change any term in the certificate of incorporation of the surviving corporation. If the agreement is amended after filing but before becoming effective, an appropriate amendment must be filed with the Secretary of State. If the surviving corporation is not a Delaware corporation, it must consent to service of process for enforcement of any obligation of the corporation arising as a result of the merger; such obligations include any suit by a stockholder of the disappearing Delaware corporation to enforce appraisal rights under Delaware law.

If a proposed merger or consolidation for which appraisal rights are provided is to be submitted for approval at a shareholder meeting, the subject company must give notice of the availability of appraisal rights to its shareholders at least 20 days prior to the meeting.

A dissenting shareholder who desires to exercise appraisal rights must (a) not vote in favor of the merger or consolidation; and (b) continuously hold the shares of record from the date of making the demand through the effective date of the applicable merger or consolidation. Further, the dissenting shareholder must deliver a written demand for appraisal to the company before the vote is taken. The Delaware Court of Chancery will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court will take into account “all relevant factors.” Unless the Delaware Court of Chancery in its discretion determines otherwise, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and accrue at 5% over the Federal Reserve discount rate.

Shareholders’ suits

The BVI Act provides for remedies which may be available to shareholders. Where a company incorporated under the BVI Act or any of its directors engages in, or proposes to engage in, conduct that contravenes the BVI Act or the company’s memorandum and articles of association, the BVI courts can issue a restraining or compliance order. Shareholders can also bring derivative, personal and representative actions under certain circumstances. The traditional English basis for members’ remedies has also been incorporated into the BVI Act: where a shareholder of a company considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to him, he may apply to the court for an order based on such conduct.

Any shareholder of a company may apply to court for the appointment of a liquidator of the company and the court may appoint a liquidator of the company if it is of the opinion that it is just and equitable to do so.

The BVI Act provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger, if the company is a constituent company, unless the company is the surviving company and the member continues to hold the same or similar shares; (b) a consolidation, if the company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a redemption of 10% or fewer of the issued shares of the company required by the holders of 90% or more of the shares of the company pursuant to the terms of the BVI Act; and (e) an arrangement, if permitted by the court.

Indemnification of directors and executive officers and limitation of liability

BVI law does not limit the extent to which a company’s articles of association may provide for indemnification of directors, officers and any other person, except to the extent any such provision may be held by the court to be contrary to public policy (e.g. for purporting to provide indemnification against the consequences of committing a crime.) provided that the indemnified person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the DGCL for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ fiduciary duties

BVI law provides that every director of a BVI company in exercising his powers or performing his duties shall act honestly and in good faith and in what the director believes to be in the best interests of the company. Additionally, the director shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account the nature of the company, the nature of the decision and the position of the director and his responsibilities. In addition, BVI law provides that a director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the company acting, in a manner that contravenes BVI law or the memorandum and articles of association of the company.

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Shareholder action by written consent

Our Memorandum and Articles provide that shareholders may approve corporate matters by way of a resolution approved at a duly constituted meeting of shareholders by the affirmative vote of a simple majority of the votes of those shareholders entitled to vote and voting on the resolution, subject to the Articles. Prior to the consummation of the Company’s IPO, any action that could be taken by shareholders at a meeting could also be taken by a resolution consented to in writing, without the need for any prior notice. Following the Company’s IPO, any action required or permitted to be taken by the shareholders of the Company must be effected by a meeting of the shareholders, such meeting to be duly convened and held in accordance with the Articles.

Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.

Shareholder proposals

BVI law and our Memorandum and Article provide that our directors shall call a meeting of the shareholders if requested in writing to do so by shareholders entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is requested.

Under the DGCL, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cumulative voting

There are no prohibitions to cumulative voting under the laws of the BVI, but our Memorandum and Articles do not provide for cumulative voting.

Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.

Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Our Articles provide that a director may be removed from office by a resolution of shareholders or by resolution of directors. A resolution for the removal of a director may only be passed at a meeting called for the purpose of removing the director or for purposes including the removal of the director or by a written resolution passed by at least seventy-five percent (75%) of the votes of the members or directors of the Company entitled to vote.

Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Transactions with interested shareholders

The DGCL contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

BVI law has no comparable provision. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. Although BVI law does not regulate transactions between a company and its significant shareholders, it does provide that transactions by the Company must be entered into bona fide in the best interests of the company and not with the effect of oppressing or constituting a fraud on the minority shareholders.

Dissolution; Winding Up

As permitted by BVI law and our Memorandum and Articles, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if we have no liabilities or we are able to pay our debts as they fall due and value of the Company’s assets equals or exceeds its liabilities.

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under our Memorandum and Articles, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied pursuant to consent in writing of all the holders of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of that class.

To every such separate general meeting all the provisions of the Articles relating to general meetings of shareholders shall, mutatis mutandis, apply, but so that:

(a) separate general meetings of the holders of a class or series of shares may be called only by (i) the chairman of the board of directors, or (ii) a majority of the entire board of directors (unless otherwise specifically provided by the terms of issue of the shares of such class or series):

(b) the necessary quorum (whether at a separate general meeting or at its adjourned meeting) shall be a person or persons (or in the case of a shareholder being a corporation, its duly authorized representative) together holding or representing by proxy not less than one-third in nominal or par value of the issued shares of that class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those shareholders who are present shall form a quorum);

(c) every holder of shares of the class shall be entitled (whether on show of hands or on a poll) to one vote for every such share held by him; and

(d) any holder of shares of the class present in person or by proxy or authorized representative may demand a poll.

Amendment of governing documents

As permitted by BVI law, our Memorandum and Articles may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. Any amendment is effective from the date it is registered at the Registry of Corporate Affairs in the BVI. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Ordinary Shares in the United States is Vstock Transfer, LLC. The address for Vstock Transfer, LLC is 18 Lafayette Place, Woodmere, New York, 11598, and the telephone number is 212 828-8436.